Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Jeffrey L. Chastain

Vice President of Investor Relations

225-952-2308

jchastain@he-equipment.com

H&E Equipment Services, Inc. Reports

Second Quarter 2023 Results

BATON ROUGE, Louisiana -- (July 27, 2023) -- H&E Equipment Services, Inc. (NASDAQ: HEES) (“H&E”, the “Company”) today reported strong financial results for the second quarter ended June 30, 2023, and updated its outlook for 2023, increasing gross capital expenditures and branch additions. The Company sold its crane business (the "Crane Sale") in October 2021 and completed associated closing adjustments during the second quarter of 2022. As such, results and comparisons for the prior period are presented on a continuing operations basis with the Crane Sale reported as discontinued operations in certain statements and schedules accompanying this report, in accordance with Generally Accepted Accounting Principles ("GAAP"). The Company also completed its acquisition of One Source Equipment Rentals, Inc. ("One Source") on October 1, 2022, which added 10 branch locations.

SECOND QUARTER 2023 SUMMARY WITH A COMPARISON TO SECOND QUARTER 2022

•
Revenues increased 22.2% to $360.2 million compared to $294.7 million.
•
Net income was $41.2 million compared to $27.9 million. The effective income tax rate was 26.3% compared to 26.8%.
•
EBITDA totaled $166.5 million, an increase of 36.6% compared to $121.9 million.
•
Total equipment rental revenues were $291.5 million, an increase of $63.9 million, or 28.1%, compared to $227.6 million. Rental revenues were $258.7 million, an increase of $57.5 million, or 28.6%, compared to $201.2 million.
•
Used equipment sales increased 110.6% to $39.7 million compared to $18.8 million.
•
Gross margin improved to 46.7% compared to 44.9%.
•
Total equipment rental gross margins were 46.8% compared to 48.6%. Rental gross margins were 51.8% compared to 53.7%.

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H&E Equipment Services Reports Second Quarter 2023 Results

July 27, 2023

•
EBITDA gross margins improved to 46.2% of revenues compared to 41.4%.
•
Average time utilization (based on original equipment cost) was 69.3% compared to 73.2%. The Company’s rental fleet, based on original acquisition cost, closed the second quarter of 2023 at just over $2.6 billion, an increase of $601.6 million, or 30.0%.
•
Average rental rates, excluding One Source, increased 7.1% compared to the second quarter of 2022, and 1.1% compared to the first quarter of 2023.
•
Dollar utilization of 40.6% compared to 40.9% in the second quarter of 2022 and 38.6% in the first quarter of 2023.
•
Average rental fleet age on June 30, 2023, was 42.5 months compared to an industry average age of 50.3 months.
•
Paid regular quarterly cash dividend of $0.275 per share of common stock.

“Further rental rate improvement and strong execution of growth initiatives led to another quarter of superb financial achievement," noted Brad Barber, chief executive officer of H&E. "Our second quarter results included records for rental revenues, which increased 28.6% from the year-ago measure, and gross profit. Rental rates were 7.1% better than the same quarter in 2022, while improving 1.1% on a sequential quarterly basis. Through the first six months of 2023, rental rates were up 8.2% compared to the same period in 2022. Our rate performance, which excludes One Source, remains among the best in the industry. Physical utilization in the quarter reached 69.3%, 390 basis points below the extraordinary measure of 73.2% recorded in the year-ago quarter, while increasing 200 basis points on a sequential quarterly basis. Dollar utilization of 40.6% in the quarter was essentially unchanged from the year-ago measure, while improving 200 basis points from the first quarter of 2023. Finally, robust revenues and gross margin in our used equipment sales underscore the exceptional opportunities available for this segment of our business.”

Continuing, Mr. Barber added, "We achieved substantial progress in the quarter with business expansion initiatives focused on our rental fleet and branch network. Gross capital investment in our rental fleet totaled approximately $247 million, representing a record quarterly outlay for the Company. At the close of the second quarter, the size of our rental fleet, as measured by original equipment cost ("OEC"), totaled approximately $2.6 billion, a 30% increase when compared to our OEC on June 30, 2022. Also, we continued our focus on branch expansion with the opening of six new locations in the quarter. These locations, which improved our branch density in the Mid-Atlantic, Southeast, Gulf Coast, and Intermountain regions, increased our branch count on June 30, 2023, to 126 locations across 29 states, representing branch growth over the last year of 19%.”

Mr. Barber closed with an encouraging assessment of the industry and the Company's prospects for additional growth, stating, "Resilient nonresidential construction demand through May 2023 resulted in a 17% improvement in year-over-year customer spending growth, according to the U.S. Census Bureau. As a result, healthy project backlogs remain in place, and we expect them to be sustained through 2023, with positive implications for 2024. Also, an increase in the number of large-scale projects serve as a likely catalyst for further construction spending and expansion across the equipment rental industry. Construction of these private and federally funded projects, which include sizable manufacturing installations and public infrastructure programs, are active throughout our geographic footprint and represent a growing component of our project mix. We expect the combination of strong industry fundamentals and the stimulus from major projects to produce solid business opportunities through the balance of 2023 and into 2024. As an indication of our confidence in the continuation of this favorable industry environment, we have raised our 2023 gross capital expenditures to a range of $600 million to $650 million, up from a previous

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H&E Equipment Services Reports Second Quarter 2023 Results

July 27, 2023

range of $500 million to $550 million. Also, we have raised our anticipated 2023 branch additions to a range of 12 to 15 locations, up from 10 to 15 locations."

FINANCIAL DISCUSSION FOR SECOND QUARTER 2023

Revenue

Total revenues improved to $360.2 million, or 22.2%, in the second quarter of 2023 from $294.7 million in the second quarter of 2022. Total equipment rental revenues of $291.5 million improved 28.1% compared to $227.6 million in the second quarter of 2022. Rental revenues of $258.7 million increased 28.6% compared to $201.2 million in the second quarter of 2022. Used equipment sales totaled $39.7 million, an increase of 110.6% compared to $18.8 million in the second quarter of 2022. New equipment sales of $8.9 million declined 58.8% compared to $21.5 million in the same quarter of 2022. Parts sales of $12.0 million declined 25.6% when compared to the second quarter of 2022, while service revenues of $7.1 million declined 19.8% over the same period of comparison.

Gross Profit

Gross profit totaled $168.4 million in the second quarter of 2023, increasing 27.2% compared to $132.3 million in the second quarter of 2022. Gross margin improved to 46.7% for the second quarter of 2023 compared to 44.9% for the same quarter in 2022. On a segment basis, gross margin on total equipment rentals was 46.8% in the second quarter of 2023 compared to 48.6% in the second quarter of 2022. Rental margins were 51.8% compared to 53.7% over the same period of comparison. Rental rates in the second quarter of 2023, excluding One Source, were 7.1% better than rates in the second quarter of 2022. Time utilization (based on original equipment cost) was 69.3% in the second quarter of 2023 compared to 73.2% in the second quarter of 2022. Gross margins on used equipment sales improved to a record 59.1% in the second quarter of 2023 compared to 47.6% in second quarter of 2022. Gross margins on new equipment sales were 14.9% in the second quarter of 2023 compared to 15.0% over the same period of comparison. Gross margins on parts sales were 29.6% in the second quarter of 2023, compared to 26.8% in the second quarter of 2022, while gross margins on service revenues were 62.2% compared to 64.6% over the same period of comparison.

Rental Fleet

The original equipment cost of the Company’s rental fleet as of June 30, 2023, was just over $2.6 billion, representing an increase of $601.6 million, or 30.0%, from the end of the second quarter of 2022. Dollar utilization for the second quarter of 2023 of 40.6% compared to 40.9% in the second quarter of 2022.

Selling, General and Administrative Expenses

Selling, General, and Administrative ("SG&A") expenses for the second quarter of 2023 were $99.3 million, an increase of $16.6 million, or 20.1%, compared to $82.7 million in the second quarter of 2022. The higher expenses were primarily due to an increase in employee salaries, wages, payroll taxes, and other related employee expenses. In addition, higher facilities expenses, professional fees, and depreciation contributed to the rise in costs. SG&A expenses in the second quarter of 2023 as a percentage of total revenues declined to 27.6% compared to 28.1% in the second quarter of 2022. Approximately $7.4 million of the increase in SG&A expenses in the second quarter of 2023 were attributable to branches opened or acquired during or after the second quarter of 2022.

Income from Operations

Income from operations for the second quarter of 2023 was $69.5 million, or 19.3% of revenues, compared to $50.7 million, or 17.2% of revenues, in the second quarter of 2022.

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H&E Equipment Services Reports Second Quarter 2023 Results

July 27, 2023

Interest Expense

Interest expense was $14.7 million for the second quarter of 2023, compared to $13.5 million in the second quarter of 2022.

Net Income

Net income in the second quarter of 2023 was $41.2 million, or $1.14 per diluted share, compared to net income in the second quarter of 2022 of $27.9 million, or $0.76 per diluted share. The effective income tax rate for the second quarter of 2023 was 26.3% compared to an effective income tax rate of 26.8% in the same quarter of 2022.

EBITDA

EBITDA in the second quarter of 2023 increased to $166.5 million, or 46.2% of revenues, compared to $121.9 million, or 41.4% of revenues, in the same quarter of 2022.

Non-GAAP Financial Measures

This press release contains certain non-GAAP measures (EBITDA, and the disaggregation of equipment rental revenues and cost of sales numbers) detailed below. EBITDA is a non-GAAP measure as defined under the rules of the Securities and Exchange Commission ("SEC").

We use EBITDA in our business operations to, among other things, evaluate the performance of our business, develop budgets and measure our performance against those budgets. We also believe that analysts and investors use EBITDA as supplemental measures to evaluate a company’s overall operating performance. However, EBITDA has material limitations as an analytical tool and you should not consider the measure in isolation, or as a substitute for analysis of our results as reported under GAAP. We consider EBITDA a useful tool to assist us in evaluating performance because it eliminates items related to components of our capital structure, taxes and non-cash charges. The items that we have eliminated in determining EBITDA for the periods presented are interest expense, income taxes, depreciation of fixed assets (which includes rental equipment and property and equipment) and amortization of intangible assets. However, some of these eliminated items are significant to our business. For example, (i) interest expense is a necessary element of our costs and ability to generate revenue because we incur a significant amount of interest expense related to our outstanding indebtedness; (ii) payment of income taxes is a necessary element of our costs; and (iii) depreciation is a necessary element of our costs and ability to generate revenue because rental equipment is the single largest component of our total assets and we recognize a significant amount of depreciation expense over the estimated useful life of this equipment. Any measure that eliminates components of our capital structure and costs associated with carrying significant amounts of fixed assets on our consolidated balance sheet has material limitations as a performance measure. In light of the foregoing limitations, we do not rely solely on EBITDA as a performance measure and also consider our GAAP results. EBITDA is not a measurement of our financial performance or liquidity under GAAP and, accordingly, should not be considered an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA may not be calculated in the same manner by all companies, the measure may not be comparable to other similarly titled measures used by other companies.

Conference Call

The Company’s management will hold a conference call to discuss second quarter 2023 results today, July 27, 2023, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 844-887-9400 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on July 27, 2023, and will continue through August 3, 2023, by dialing 877-344-7529 and entering the confirmation code 6189104.

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H&E Equipment Services Reports Second Quarter 2023 Results

July 27, 2023

The live broadcast of H&E Equipment Services' quarterly conference call will be available online at www.he-equipment.com on July 27, 2023, beginning at 10:00 a.m. (Eastern Time) and will remain available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

Founded in 1961, H&E Equipment Services, Inc. is one of the largest rental equipment companies in the nation. The Company’s fleet is among the industry’s youngest and most versatile with a superior equipment mix comprised of aerial work platforms, earthmoving, material handling, and other general and specialty lines. H&E serves a diverse set of end markets in many high-growth geographies including branches throughout the Pacific Northwest, West Coast, Intermountain, Southwest, Gulf Coast, Southeast, Midwest, and Mid-Atlantic regions.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) risks related to a global pandemic and similar health concerns, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response to the pandemic, material delays and cancellations of construction or infrastructure projects, labor shortages, supply chain disruptions and other impacts to the business; (2) general economic conditions and construction and industrial activity in the markets where we operate in North America; (3) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty on the markets we serve (including as a result of current uncertainty due to inflation and increasing interest rates); (4) the impact of conditions in the global credit and commodity markets and their effect on construction spending and the economy in general; (5) trends in oil and natural gas which could adversely affect the demand for our services and products; (6) our inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of supply chain disruptions, insolvency, financial difficulties, supplier relationships or other factors; (7) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (8) our indebtedness; (9) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our ability to consummate such acquisitions; (10) our possible inability to integrate any businesses we acquire; (11) competitive pressures; (12) security breaches, cybersecurity attacks, failure to protect personal information, compliance with data protection laws and other disruptions in our information technology systems; (13) adverse weather events or natural disasters; (14) risks related to climate change and climate change regulation; (15) compliance with laws and regulations, including those relating to environmental matters, corporate governance matters and tax matters, as well as any future changes to such laws and regulations; and (16) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the

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H&E Equipment Services Reports Second Quarter 2023 Results

July 27, 2023

date of this release, whether as a result of any new information, future events or otherwise. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. Investors, potential investors, security holders and other readers are urged to consider the above-mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Equipment rentals	$291,459	$227,577	$553,467	$426,802
Used equipment sales	39,653	18,833	71,768	40,359
New equipment sales	8,857	21,486	16,675	47,522
Parts sales	12,028	16,172	24,185	32,231
Services revenues	7,133	8,889	14,319	17,023
Other	1,102	1,714	2,300	3,184
Total revenues	360,232	294,671	682,714	567,121
Cost of revenues:
Rental depreciation	85,913	62,288	167,785	122,309
Rental expense	38,757	30,815	76,624	59,574
Rental other	30,350	23,873	58,325	44,786
	155,020	116,976	302,734	226,669
Used equipment sales	16,215	9,871	29,503	22,419
New equipment sales	7,535	18,271	14,316	40,600
Parts sales	8,464	11,832	17,116	23,536
Services revenues	2,698	3,143	5,288	5,957
Other	1,939	2,244	4,018	4,026
Total cost of revenues	191,871	162,337	372,975	323,207
Gross profit	168,361	132,334	309,739	243,914
Selling, general and administrative expenses	99,259	82,664	194,594	160,942
Gain on sales of property and equipment, net	436	996	1,103	2,382
Income from operations	69,538	50,666	116,248	85,354
Other income (expense):
Interest expense	(14,700)	(13,500)	(28,397)	(26,947)
Other, net	1,064	893	2,780	1,773
Total other expense, net	(13,636)	(12,607)	(25,617)	(25,174)
Income from operations before provision for income taxes	55,902	38,059	90,631	60,180
Provision for income taxes	14,686	10,189	23,741	16,014
Net income from continuing operations	$41,216	$27,870	$66,890	$44,166

Discontinued Operations:
Loss from discontinued operations before benefit from income taxes	$—	$(2,049)	$—	$(2,049)
Benefit from income taxes	—	(525)	—	(525)
Net loss from discontinued operations	$—	$(1,524)	$—	$(1,524)

Net income	$41,216	$26,346	$66,890	$42,642

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H&E Equipment Services Reports Second Quarter 2023 Results

July 27, 2023

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income from continuing operations per common share:
Basic	$1.14	$0.77	$1.86	$1.21
Diluted	$1.14	$0.76	$1.84	$1.21
Net loss from discontinued operations per common share:
Basic	$—	$(0.04)	$—	$(0.04)
Diluted	$—	$(0.04)	$—	$(0.04)
Net income per common share:
Basic	$1.14	$0.72	$1.86	$1.17
Diluted	$1.14	$0.72	$1.84	$1.17
Weighted average common shares outstanding:
Basic	36,075	36,382	36,050	36,373
Diluted	36,302	36,541	36,327	36,540
Dividends declared per common share outstanding	$0.275	$0.275	$0.55	$0.55

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	June 30, 2023	December 31, 2022
Cash and cash equivalents	$46,902	$81,330
Rental equipment, net	1,597,265	1,418,951
Total assets	2,560,198	2,291,699
Total debt (1)	1,379,549	1,251,594
Total liabilities	2,110,302	1,890,657
Stockholders' equity	449,896	401,042
Total liabilities and stockholders' equity	$2,560,198	$2,291,699

(1)
Total debt consists of the aggregate amounts on the senior unsecured notes, senior secured credit facility, and finance lease obligations.

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H&E Equipment Services Reports Second Quarter 2023 Results

July 27, 2023

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Net Income	$41,216	$26,346	$66,890	$42,642
Net Loss from discontinued operations	—	(1,524)	—	(1,524)
Net Income from continuing operations	41,216	27,870	66,890	44,166
Interest Expense	14,700	13,500	28,397	26,947
Provision for income taxes	14,686	10,189	23,741	16,014
Depreciation	94,247	69,336	184,192	136,214
Amortization of intangibles	1,682	992	3,365	1,985

EBITDA from continuing operations	$166,531	$121,887	$306,585	$225,326

Net Loss from discontinued operations	$—	$(1,524)	$—	$(1,524)
Benefit from income taxes	—	(525)	—	(525)

EBITDA from discontinued operations	$—	$(2,049)	$—	$(2,049)
Loss on sale of discontinued operations	—	1,917	—	1,917
Adjusted EBITDA from discontinued operations	$—	$(132)	$—	$(132)

Adjusted EBITDA	$166,531	$121,755	$306,585	$225,194

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H&E Equipment Services Reports Second Quarter 2023 Results

July 27, 2023

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
RENTAL
Equipment rentals (1)	$258,723	$201,243	$490,799	$378,425
Rental other	32,736	26,334	62,668	48,377
Total equipment rentals	291,459	227,577	553,467	426,802

RENTAL COST OF SALES
Rental depreciation	85,913	62,288	167,785	122,309
Rental expense	38,757	30,815	76,624	59,574
Rental other	30,350	23,873	58,325	44,786
Total rental cost of sales	155,020	116,976	302,734	226,669

RENTAL REVENUES GROSS PROFIT
Equipment rentals	134,053	108,140	246,390	196,542
Rentals other	2,386	2,461	4,343	3,591
Total rental revenues gross profit	$136,439	$110,601	$250,733	$200,133

RENTAL REVENUES GROSS MARGIN
Equipment rentals	51.8%	53.7%	50.2%	51.9%
Rentals other	7.3%	9.3%	6.9%	7.4%
Total rental revenues gross margin	46.8%	48.6%	45.3%	46.9%

(1)
Pursuant to SEC Regulation S-X, the Company's equipment rental revenues are aggregated and presented in our unaudited condensed consolidated statements of operations in this press release as a single line item, “Equipment Rentals.” The above table disaggregates the Company's equipment rental revenues for discussion and analysis purposes only.

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